Exhibit 99.1

NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2016

FISCAL 2016 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.16 billion compared to $2.26 billion in the prior year; Excluding the impact from foreign currency fluctuations, revenues increased 2%

•	Reported Total Segment EBITDA of $280 million compared to $352 million in the prior year

•	Adjusted EPS were $0.20 compared to $0.30 in the prior year – Reported EPS from continuing operations were $0.15 compared to $0.27 in the prior year

•	Digital Real Estate Services revenues grew 35%, highlighted by robust traffic at the newly integrated realtor.com®

NEW YORK, NY – February 4, 2016 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2015.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp is evolving rapidly into a more digital and increasingly global company with a diverse revenue mix that we believe will drive long-term growth in profits and shareholder returns. The company is, by most measures, the world’s largest player in digital real estate, a position certainly enhanced by the rapid growth in the U.S. of realtor.com®.

In our News and Information Services segment, print advertising remained challenged, but we are seeing growth in digital advertising and circulation revenues. We are particularly focused on cost reductions and sharing services around News Corp to streamline operations at the newspapers in Australia and the U.K.

Unruly, the viral digital advertising company acquired late last year, has been swiftly integrated into many of our companies, bringing cutting-edge metrics and a savvy social sensibility. We are developing advertising products for clients keen to benefit from the rise of video and mobile, and taking advantage of our world-class mastheads which are increasingly powerful platforms, editorially and commercially.

Macro-economic conditions in most of our markets have not been auspicious, and foreign exchange fluctuations have been particularly volatile, but we believe in the enduring value of our prestigious brands and the sound logic of our digital strategy.”

SECOND QUARTER RESULTS FROM CONTINUING OPERATIONS

The Company reported fiscal 2016 second quarter total revenues of $2.16 billion, a 4% decline as compared to prior year second quarter revenues of $2.26 billion. The decline in total reported revenues includes a negative impact from foreign currency fluctuations of $141 million. Adjusted revenues (as defined in Note 1) declined 1% compared to the prior year, as strong growth in the Digital Real Estate Services segment was offset by lower advertising revenues at the News and Information Services segment and lower consumer revenues at the Book Publishing segment. Fiscal 2016 second quarter reported revenues include $87 million of revenues from the acquisition of Move, Inc. (“Move”) in November 2014.

The Company reported second quarter Total Segment EBITDA of $280 million, a 20% decline as compared to $352 million in the prior year. Adjusted Total Segment EBITDA (as defined in Note 1) declined 17%, compared to the prior year, as continued strength at the Digital Real Estate Services segment was more than offset by the declines at the News and Information Services, Book Publishing, and Cable Network Programming segments. Negative foreign currency fluctuations reduced Total Segment EBITDA by $25 million as compared to the prior year.

Income from continuing operations was $106 million for the quarter as compared to $182 million in the prior year due to lower Total Segment EBITDA and lower Other, net.

Earnings per share from continuing operations available to News Corporation stockholders were $0.15 for the quarter as compared to $0.27 in the prior year. Adjusted EPS (as defined in Note 3) were $0.20 compared to $0.30 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the six months ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
	(in millions)		Better/(Worse)	(in millions)		Better/(Worse)
Revenues:
News and Information Services	$1,400	$1,523	(8)%	$2,690	$2,974	(10)%
Book Publishing	446	469	(5)%	855	875	(2)%
Digital Real Estate Services	208	154	35%	399	266	50%
Cable Network Programming	106	112	(5)%	230	251	(8)%
Other	1	—	**	1	—	**

Total Revenues	$2,161	$2,258	(4)%	$4,175	$4,366	(4)%

Segment EBITDA:
News and Information Services(a)	$158	$216	(27)%	$241	$321	(25)%
Book Publishing	57	77	(26)%	99	132	(25)%
Digital Real Estate Services(b)	73	57	28%	130	114	14%
Cable Network Programming	39	54	(28)%	67	86	(22)%
Other(c)	(47)	(52)	10%	(92)	(107)	14%

Total Segment EBITDA	$280	$352	(20)%	$445	$546	(18)%

**	- Not meaningful

(a)	News and Information Services Segment EBITDA for the three and six months ended December 31, 2015 includes transaction related costs of $5 million related to the acquisition of Unruly Holdings Limited (“Unruly”).
(b)	Digital Real Estate Services Segment EBITDA for the three and six months ended December 31, 2014 includes transaction related costs of $16 million and $18 million, respectively, related to the acquisition of Move.
(c)	Other Segment EBITDA for the three and six months ended December 31, 2015 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $7 million and $12 million, respectively. Other Segment EBITDA for the three and six months ended December 31, 2014 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $13 million and $27 million, respectively.

News and Information Services

Revenues for the second quarter of fiscal 2016 decreased $123 million, or 8%, compared to the prior year. Total segment advertising revenues declined 12%, primarily due to weakness in print advertising, negative foreign currency fluctuations and lower revenues at News America Marketing, partially offset by growth in digital advertising revenues, including at Dow Jones, where digital revenues accounted for approximately one-third of advertising revenues in the quarter. Circulation and subscription revenues declined 5%, due to negative foreign currency fluctuations. Growth in paid digital subscribers in the U.S. and Australia, higher subscription pricing and selected cover price increases offset print volume declines and the impact from the change in the digital strategy at The Sun. At Dow Jones, the Company continued to see modest growth of professional information business revenues.

Adjusted revenues declined 4% compared to the prior year. Total segment advertising revenues declined 6% and circulation and subscription revenues increased 1%, excluding the impact of $52 million and $29 million, respectively, from negative foreign currency fluctuations.

Segment EBITDA decreased $58 million in the quarter, or 27%, as compared to the prior year. Adjusted Segment EBITDA decreased 22% compared to the prior year, driven by lower advertising revenues, higher promotion and marketing costs in the U.K. and transaction costs of $5 million related to the acquisition of Unruly.

Book Publishing

Revenues in the quarter decreased $23 million, or 5%, compared to the prior year, due to lower e-book sales, negative foreign currency fluctuations and lower revenues from the Divergent series, partially offset by strong sales in General Books resulting from the popularity of The Pioneer Woman Cooks: Dinnertime by Ree Drummond. Digital sales represented 16% of consumer revenues for the quarter. Segment EBITDA for the quarter decreased $20 million, or 26%, from the prior year, primarily due to the factors noted above. Adjusted revenues decreased 3% and Adjusted Segment EBITDA decreased 25% compared to the prior year.

Digital Real Estate Services

Revenues in the quarter increased $54 million, or 35%, compared to the prior year, primarily driven by the inclusion of the results of Move, acquired in November 2014. At REA Group Limited (“REA Group”), increased revenues from greater residential listing depth product penetration were offset by negative foreign currency fluctuations. Segment EBITDA in the quarter increased $16 million, or 28%, compared to the prior year, primarily due to the increased revenues noted above and the absence of one-time transaction costs of $16 million related to the acquisition of Move in November 2014, partially offset by negative foreign currency fluctuations.

In the second quarter, Move’s revenues increased 35% on a stand-alone basis to $87 million from $65 million in the prior year. Move saw continued strength in its Connection for Co-Brokerage product and non-listing Media revenues, coupled with market share gains for its Top Producer product. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the quarter grew 37% year-over-year to approximately 39 million, which was driven by 57% growth in mobile users; traffic accelerated in January to 50 million monthly unique users, or 34% growth year-over-year.

Adjusted revenues increased 22% compared to the prior year. Adjusted Segment EBITDA increased 19% compared to the prior year, reflecting continued growth at REA Group offset by higher investment spending at

Move. Adjusted revenues and Adjusted Segment EBITDA for both quarters include the results of Move from November 14 through the end of the applicable quarter.

Cable Network Programming

In the second quarter of fiscal 2016, revenues decreased $6 million, or 5%, compared to the prior year. Adjusted revenues increased 10%, primarily due to higher affiliate and advertising revenues. Segment EBITDA in the quarter decreased $15 million, or 28%, compared with the prior year. Adjusted Segment EBITDA declined 22%, primarily due to expected higher programming rights and production costs related to the Rugby World Cup of $11 million. Negative foreign currency fluctuations reduced reported revenues and Segment EBITDA for the second quarter of fiscal 2016 by $17 million and $3 million, respectively, as compared to the prior year.

Other

Segment EBITDA in the quarter improved by $5 million compared to the prior year, primarily due to lower fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”).

The net expense related to the U.K. Newspaper Matters was $7 million for the three months ended December 31, 2015 as compared to $13 million for the three months ended December 31, 2014.

DISCONTINUED OPERATIONS

During the first quarter of fiscal 2016, management approved a plan to dispose of the Company’s digital education business. As a result of the plan and the discontinuation of further significant business activities in the Digital Education segment, the assets and liabilities of this segment were classified as held for sale and the results of operations have been reported as discontinued operations for all periods presented.

On September 30, 2015, the Company sold the Amplify Insight and Amplify Learning businesses. In the second quarter of fiscal 2016, Loss from discontinued operations, net of tax, was $24 million, which included approximately $17 million in severance and lease termination costs which were incurred in conjunction with the sale.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $15 million compared to $16 million in the prior year.

	For the three months ended		For the six months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Foxtel(a)	$13	$15	$22	$40
Other equity affiliates, net	2	1	1	1

Total equity earnings of affiliates	$15	$16	$23	$41

(a)	The Company amortized $13 million and $25 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and six months ended December 31, 2015, respectively, and $14 million and $30 million in the corresponding periods of fiscal 2015, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.

On a U.S. GAAP basis, Foxtel revenues, for the three months ended December 31, 2015, decreased $82 million to $598 million from $680 million in the prior year period. In local currency, Foxtel revenues increased 5% due to higher subscribers. Total closing subscribers were approximately 2.9 million as of December 31, 2015, with year-over-year growth driven by cable and satellite subscribers, which increased over 7% compared to the prior year period, and higher Presto subscribers. In the quarter, cable and satellite churn improved to 10.3% from 11.8% in the prior year.

Foxtel EBITDA decreased $43 million to $155 million from $198 million. In local currency, Foxtel EBITDA declined 7% due to planned increases in programming costs to support subscriber growth, costs associated with higher sales volumes, the public launch of Triple Play and continued investment in Presto.

Foxtel operating income for the three months ended December 31, 2015 and 2014 was $99 million and $118 million, respectively, after depreciation and amortization of $56 million and $80 million, respectively. Operating income decreased as a result of the factors noted above and negative foreign currency fluctuations, partially offset by lower depreciation expense resulting from Foxtel’s reassessment of the useful lives of cable and satellite installations due to lower subscriber churn. Foxtel’s net income of $52 million decreased from $59 million in the prior year period as a result of lower operating income as noted above.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures, and REA Group free cash flow, plus cash dividends received from REA Group.

Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2015	2014
	(in millions)
Net cash provided by continuing operating activities	$346	$544
Less: Capital expenditures	(120)	(150)

	226	394
Less: REA Group free cash flow	(72)	(60)
Plus: Cash dividends received from REA Group	24	26

Free cash flow available to News Corporation	$178	$360

Free cash flow available to News Corporation in the six months ended December 31, 2015 was $178 million compared to $360 million in the prior year period. The decrease was primarily due to lower Total Segment EBITDA, lower dividends received of $38 million, which includes the absence of dividends received from cost method investments of $20 million during the six months ended December 31, 2014, as well as higher restructuring payments of $37 million. The decline was partially offset by lower capital expenditures, due to the absence of costs related to the relocation of the Company’s U.K. operations to a new site in London in fiscal 2015.

The difference in free cash flow available to News Corporation above includes a negative impact of foreign currency fluctuations of approximately $30 million, or 9%, for the six months ended December 31, 2015.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by continuing operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 4:30pm EST on February 4, 2016. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Advertising	$976	$1,038	$1,856	$1,958
Circulation and Subscription	621	644	1,260	1,316
Consumer	429	448	821	838
Other	135	128	238	254

Total Revenues	2,161	2,258	4,175	4,366
Operating expenses	(1,193)	(1,251)	(2,392)	(2,533)
Selling, general and administrative	(688)	(655)	(1,338)	(1,287)
Depreciation and amortization	(123)	(127)	(244)	(251)
Impairment and restructuring charges	(22)	(17)	(39)	(21)
Equity earnings of affiliates	15	16	23	41
Interest, net	11	13	23	30
Other, net	(6)	10	(1)	58

Income from continuing operations before income tax (expense) benefit	155	247	207	403
Income tax (expense) benefit	(49)	(65)	42	(112)

Income from continuing operations	106	182	249	291
(Loss) income from discontinued operations, net of tax	(24)	(19)	22	(40)

Net income	82	163	271	251
Less: Net income attributable to noncontrolling interests	(19)	(20)	(33)	(43)

Net income attributable to News Corporation stockholders	$63	$143	$238	$208
Less: Adjustments to Net income attributable to News Corporation stockholders – Redeemable preferred stock dividends	(1)	(1)	(1)	(1)

Net income available to News Corporation stockholders	$62	$142	$237	$207

Weighted average shares outstanding:
Basic	581	580	581	580
Diluted	583	583	583	581
Income from continuing operations available to News Corporation stockholders per share—basic and diluted	$0.15	$0.27	$0.37	$0.43
(Loss) income from discontinued operations available to News Corporation stockholders per share—basic and diluted	$(0.04)	$(0.03)	$0.04	$(0.07)

Net income available to News Corporation stockholders per share—basic and diluted	$0.11	$0.24	$0.41	$0.36

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of December 31, 2015	As of June 30, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,883	$1,951
Amounts due from 21st Century Fox	60	63
Receivables, net	1,349	1,283
Other current assets	503	717

Total current assets	3,795	4,014

Non-current assets:
Investments	2,288	2,379
Property, plant and equipment, net	2,554	2,690
Intangible assets, net	2,164	2,203
Goodwill	3,090	3,063
Other non-current assets	984	686

Total assets	$14,875	$15,035

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$248	$238
Accrued expenses	1,108	1,125
Deferred revenue	337	346
Other current liabilities	403	401

Total current liabilities	2,096	2,110

Non-current liabilities:
Retirement benefit obligations	291	305
Deferred income taxes	145	166
Other non-current liabilities	344	318
Commitments and contingencies
Redeemable preferred stock	20	20
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,441	12,433
Retained earnings	268	88
Accumulated other comprehensive loss	(923)	(582)

Total News Corporation stockholders’ equity	11,792	11,945
Noncontrolling interests	187	171

Total equity	11,979	12,116

Total liabilities and equity	$14,875	$15,035

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the six months ended December 31,
	2015	2014
Operating activities:
Net income	$271	$251
Less: Income (loss) from discontinued operations, net of tax	22	(40)

Income from continuing operations	249	291
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	244	251
Equity earnings of affiliates	(23)	(41)
Cash distribution received from affiliates	30	68
Other, net	1	(58)
Deferred income taxes and taxes payable	(98)	66
Changes in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(97)	(56)
Inventories, net	72	65
Accounts payable and other liabilities	(15)	(30)
Pension and postretirement benefit plans	(17)	(12)

Net cash provided by operating activities from continuing operations	346	544

Investing activities:
Capital expenditures	(120)	(150)
Acquisitions, net of cash acquired	(101)	(1,183)
Investments in equity affiliates and other	(36)	(246)
Proceeds from dispositions	2	114
Other	5	—

Net cash used in investing activities from continuing operations	(250)	(1,465)

Financing activities:
Repayment of borrowings acquired in the Move acquisition	—	(129)
Repurchase of shares	(18)	—
Dividends paid	(74)	(17)
Other, net	(7)	(10)

Net cash used in financing activities from continuing operations	(99)	(156)

Net decrease in cash and cash equivalents from continuing operations	(3)	(1,077)
Net decrease in cash and cash equivalents from discontinued operations	(40)	(85)
Cash and cash equivalents, beginning of period	1,951	3,145
Exchange movement on opening cash balance	(25)	(65)

Cash and cash equivalents, end of period	$1,883	$1,918

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2015 and 2014.

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2015	2014	Difference	2015	2014	Difference
	(in millions)			(in millions)
As reported	$2,161	$2,258	$(97)	$280	$352	$(72)
Impact of acquisitions	(69)	—	(69)	5	16	(11)
Impact of divestitures	—	(1)	1	—	—	—
Impact of foreign currency fluctuations	141	—	141	25	—	25
Net impact of U.K. Newspaper Matters	—	—	—	7	13	(6)

As adjusted	$2,233	$2,257	$(24)	$317	$381	$(64)

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2015	2014	Difference	2015	2014	Difference
	(in millions)			(in millions)
As reported	$4,175	$4,366	$(191)	$445	$546	$(101)
Impact of acquisitions	(180)	—	(180)	7	23	(16)
Impact of divestitures	—	(2)	2	—	—	—
Impact of foreign currency fluctuations	329	—	329	54	—	54
Net impact of U.K. Newspaper Matters	—	—	—	12	27	(15)

As adjusted	$4,324	$4,364	$(40)	$518	$596	$(78)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2015 and 2014 are as follows:

	For the three months ended December 31,
	2015	2014	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,469	$1,523	(4)%
Book Publishing	454	469	(3)%
Digital Real Estate Services	187	153	22%
Cable Network Programming	123	112	10%
Other	—	—	**

Total Adjusted Revenues	$2,233	$2,257	(1)%

Adjusted Segment EBITDA:
News and Information Services	$169	$216	(22)%
Book Publishing	58	77	(25)%
Digital Real Estate Services	87	73	19%
Cable Network Programming	42	54	(22)%
Other	(39)	(39)	—%

Total Adjusted Segment EBITDA	$317	$381	(17)%

**	- Not meaningful

	For the six months ended December 31,
	2015	2014	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$2,874	$2,974	(3)%
Book Publishing	853	875	(3)%
Digital Real Estate Services	321	264	22%
Cable Network Programming	276	251	10%
Other	—	—	**

Total Adjusted Revenues	$4,324	$4,364	(1)%

Adjusted Segment EBITDA:
News and Information Services	$258	$321	(20)%
Book Publishing	98	137	(28)%
Digital Real Estate Services	164	132	24%
Cable Network Programming	77	86	(10)%
Other	(79)	(80)	1%

Total Adjusted Segment EBITDA	$518	$596	(13)%

**	- Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended December 31, 2015 and 2014.

	For the three months ended December 31, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,400	$(20)	$—	$89	$—	$1,469
Book Publishing	446	(4)	—	12	—	454
Digital Real Estate Services	208	(44)	—	23	—	187
Cable Network Programming	106	—	—	17	—	123
Other	1	(1)	—	—	—	—

Total Revenues	$2,161	$(69)	$—	$141	$—	$2,233

Segment EBITDA:
News and Information Services	$158	$4	$—	$7	$—	$169
Book Publishing	57	—	—	1	—	58
Digital Real Estate Services	73	—	—	14	—	87
Cable Network Programming	39	—	—	3	—	42
Other	(47)	1	—	—	7	(39)

Total Segment EBITDA	$280	$5	$—	$25	$7	$317

	For the three months ended December 31, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,523	$—	$—	$—	$—	$1,523
Book Publishing	469	—	—	—	—	469
Digital Real Estate Services	154	—	(1)	—	—	153
Cable Network Programming	112	—	—	—	—	112
Other	—	—	—	—	—	—

Total Revenues	$2,258	$—	$(1)	$—	$—	$2,257

Segment EBITDA:
News and Information Services	$216	$—	$—	$—	$—	$216
Book Publishing	77	—	—	—	—	77
Digital Real Estate Services	57	16	—	—	—	73
Cable Network Programming	54	—	—	—	—	54
Other	(52)	—	—	—	13	(39)

Total Segment EBITDA	$352	$16	$—	$—	$13	$381

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the six months ended December 31, 2015 and 2014.

	For the six months ended December 31, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,690	$(21)	$—	$205	$—	$2,874
Book Publishing	855	(29)	—	27	—	853
Digital Real Estate Services	399	(129)	—	51	—	321
Cable Network Programming	230	—	—	46	—	276
Other	1	(1)	—	—	—	—

Total Revenues	$4,175	$(180)	$—	$329	$—	$4,324

Segment EBITDA:
News and Information Services	$241	$5	$—	$12	$—	$258
Book Publishing	99	(3)	—	2	—	98
Digital Real Estate Services	130	4	—	30	—	164
Cable Network Programming	67	—	—	10	—	77
Other	(92)	1	—	—	12	(79)

Total Segment EBITDA	$445	$7	$—	$54	$12	$518

	For the six months ended December 31, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,974	$—	$—	$—	$—	$2,974
Book Publishing	875	—	—	—	—	875
Digital Real Estate Services	266	—	(2)	—	—	264
Cable Network Programming	251	—	—	—	—	251
Other	—	—	—	—	—	—

Total Revenues	$4,366	$—	$(2)	$—	$—	$4,364

Segment EBITDA:
News and Information Services	$321	$—	$—	$—	$—	$321
Book Publishing	132	5	—	—	—	137
Digital Real Estate Services	114	18	—	—	—	132
Cable Network Programming	86	—	—	—	—	86
Other	(107)	—	—	—	27	(80)

Total Segment EBITDA	$546	$23	$—	$—	$27	$596

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to income from continuing operations.

	For the three months ended December 31,
	2015	2014	Change	% Change
	(in millions)			Better/(Worse)
Revenues	$2,161	$2,258	$(97)	(4)%
Operating expenses	(1,193)	(1,251)	58	5%
Selling, general and administrative	(688)	(655)	(33)	(5)%

Total Segment EBITDA	280	352	(72)	(20)%
Depreciation and amortization	(123)	(127)	4	3%
Impairment and restructuring charges	(22)	(17)	(5)	(29)%
Equity earnings of affiliates	15	16	(1)	(6)%
Interest, net	11	13	(2)	(15)%
Other, net	(6)	10	(16)	**

Income from continuing operations before income tax expense	155	247	(92)	(37)%
Income tax expense	(49)	(65)	16	25%

Income from continuing operations	$106	$182	$(76)	(42)%

**	- Not meaningful

	For the six months ended December 31,
	2015	2014	Change	% Change
	(in millions)			Better/(Worse)
Revenues	$4,175	$4,366	$(191)	(4)%
Operating expenses	(2,392)	(2,533)	141	6%
Selling, general and administrative	(1,338)	(1,287)	(51)	(4)%

Total Segment EBITDA	445	546	(101)	(18)%
Depreciation and amortization	(244)	(251)	7	3%
Impairment and restructuring charges	(39)	(21)	(18)	(86)%
Equity earnings of affiliates	23	41	(18)	(44)%
Interest, net	23	30	(7)	(23)%
Other, net	(1)	58	(59)	**

Income from continuing operations before income tax benefit (expense)	207	403	(196)	(49)%
Income tax benefit (expense)	42	(112)	154	**

Income from continuing operations	$249	$291	$(42)	(14)%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2015 and 2014.

	For the three months ended			For the three months ended
	December 31, 2015			December 31, 2014
	Net income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)
Income from continuing operations	$106	$		$182	$
Net income attributable to noncontrolling interests	(19)			(20)
Less: Redeemable preferred stock dividends	(1)			(1)

Income from continuing operations available to News Corporation stockholders	$86		$0.15	$161		$0.27
U.K. Newspaper Matters	7		0.01	13		0.02
Impairment and restructuring charges	22		0.04	17		0.04
Other, net	6		0.01	(10)		(0.02)
Tax impact on items above	(7)		(0.01)	(11)		(0.02)
Impact of noncontrolling interest on items included in Other, net above	—		—	3		0.01

As adjusted	$114		$0.20	$173		$0.30

	For the six months ended			For the six months ended
	December 31, 2015			December 31, 2014
	Net income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)
Income from continuing operations	$249	$		$291	$
Less: Net income attributable to noncontrolling interests	(33)			(43)
Less: Redeemable preferred stock dividends	(1)			(1)

Income from continuing operations available to News Corporation stockholders	$215		$0.37	$247		$0.43
U.K. Newspaper Matters	12		0.02	27		0.04
Impairment and restructuring charges	39		0.07	21		0.04
Other, net (a)	1		—	(58)		(0.10)
Tax impact on items above	(15)		(0.03)	(2)		—
Tax benefit(b)	(106)		(0.18)	—		—
Impact of noncontrolling interest on items included in Other, net above	—		—	11		0.02

As adjusted	$146		$0.25	$246		$0.43

(a)	Other, net for the six months ended December 31, 2014 primarily includes a gain on the sale of marketable securities and dividends received from cost method investments.
(b)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the planned disposal of the digital education business in the six months ended December 31, 2015.